Exhibit 4.1

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THIS WARRANT OR THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT REGISTRATION OF SUCH WARRANT OR SHARES OF COMMON STOCK, AS APPLICABLE, UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF STOCKHOLDER’S COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD REASONABLY BE EXPECTED TO RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.

No. W-1	Right to Purchase 1,000,000
Shares of Common Stock of
SWK Holdings Corporation

SWK HOLDINGS CORPORATION

COMMON STOCK PURCHASE WARRANT

September 6, 2013

THIS CERTIFIES THAT, for value received, Double Black Diamond, L.P., a Delaware limited partnership, or its registered assigns (“Holder”), is entitled to purchase, subject to the conditions set forth below, at any time or from time to time during the Exercise Period (as defined in Section 1.1, below), 1,000,000 shares (“Shares”) of fully paid and non-assessable Common Stock, par value $0.001 per share (“Common Stock”), of SWK Holdings Corporation, a Delaware corporation (the “Company”), at an exercise price of $1.3875 per share (the “Warrant Price”), subject to the further provisions of this Warrant.

Section 1.     EXERCISE OF WARRANT.

The terms and conditions upon which this Warrant may be exercised, and upon which the Common Stock covered by this Warrant may be purchased, are as follows:

1.1     Exercise; Exercise Period. This Warrant may be exercised in full or in part (in lots of 100 shares or, if this Warrant is then exercisable for a lesser amount, in such lesser amount), at any time during normal business hours beginning on September 6, 2013, the original issuance date of this Warrant (the “Original Issue Date”) and prior to its expiration pursuant to Section 21 (the “Exercise Period”), by the Holder by surrender of this Warrant, with the form of Notice of Exercise attached to this Warrant duly executed by such Holder, to the Company at its principal office, accompanied by payment, by wire transfer of immediately available funds or by check payable to the order of the Company, in the amount obtained by multiplying the number of Shares designated by the Holder in the Notice of Exercise by the Warrant Price then in effect; provided that notwithstanding the fact that pursuant to Section 4 the Warrant Price may be adjusted to below the $0.001 par value per share, for purposes of paying the Warrant Price upon exercise of this Warrant, the Warrant Price shall in no event be less than $0.001.

1.2     Satisfaction of Securities Act. Notwithstanding the provisions of Section 8, each and every exercise of this Warrant is contingent upon the Company’s reasonable satisfaction that the issuance of Common Stock upon the exercise is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and all applicable state securities laws. Holder agrees to execute any and all documents deemed reasonably necessary by the Company to effect the exercise of this Warrant.

1.3     Issuance Of Shares and New Warrant. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within 5 days after the delivery to the Company of the last item required to be delivered pursuant to this Section 1 with respect to such exercise, the Company at its expense (including the payment by it of any applicable issue taxes) shall cause to be issued, effective as of the date on which the Warrant was exercised, in full or in part, in the name of and delivered to the Holder, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of fully paid and nonassessable Shares to which such Holder shall be entitled on such exercise. Holder shall also be issued at such time a new Warrant representing the number of Shares (if any) for which the purchase rights under this Warrant remain unexercised and continuing in force and effect.

1.4     Cash Based Settlement. The Holder and the Company may agree to permit the Company to pay to the Holder, without the payment by the Holder of any additional consideration, the cash value of this Warrant or any portion of this Warrant by the surrender of this Warrant or such portion to the Company, with the form of Cash Based Settlement Agreement attached to this Warrant duly executed by such Holder and the Company. Upon execution of such agreement by such Holder and the Company, the Company shall pay in cash to the account designated in the Cash Based Settlement Agreement in immediately available funds an amount as is computed using the following formula:

X = Y (A-B)

where:

X =	the amount of cash to be paid to the Holder.

Y =	the number of Shares covered by this Warrant in respect of which the Holder is exercising.

A =	the Fair Market Value of one Share.

B =	the Warrant Price in effect under this Warrant at the time of the exercise.

For purposes of this Warrant, the “Fair Market Value” of one Share shall mean:

(a)     If an equity security is traded on a national securities exchange, the fair market value shall be the volume-weighted average sale price of such equity security on such exchange over the 20 consecutive business days immediately preceding the effective date of exercise of the net issue election;

(b)     If an equity security is not so listed, the fair market value shall be the volume-weighted average sales price of such equity security reported over the 20 consecutive trading days immediately preceding the effective date of exercise of the net issue election by OTC Market Group or other similar group; and

(c)     If an equity security is not so listed or admitted to unlisted trading privileges and average volume-weighted prices are not reported, or such item is not an equity security, the fair market value shall be the price per share that could be obtained from a willing buyer for such item, as such price shall be mutually agreed upon in good faith by the Board of Directors of the Company and the Holder.

1.5     Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering, a sale of the Company (pursuant to a merger, sale of stock, or otherwise) or other transaction, such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

Section 2.     TRANSFERS.

2.1     Transfers. Subject to Section 8 of this Warrant, this Warrant and all rights under this Warrant are transferable in whole or in part by the Holder. Any such transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Secretary of the Company at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the several holders one or more appropriate new Warrants, as appropriate.

2.2     Registered Holder. Each Holder agrees that until such time as any transfer pursuant to Section 2.1 is recorded on the books of the Company, the Company may treat the registered Holder of this Warrant as the absolute owner; provided that nothing in this Warrant affects any requirement that transfer of any Warrant or share of Common Stock issued or issuable upon the exercise of such Warrant be subject to compliance with the Securities Act and all applicable state securities laws.

2.3     Form Of New Warrants. All Warrants issued in connection with transfers of this Warrant shall bear the same Original Issue Date and shall be substantially identical in form and provision to this Warrant except for the number of Shares purchasable under such Warrant.

Section 3.     CERTAIN AGREEMENTS OF COMPANY.

3.1     Reservation of Stock Issuable Upon Exercise. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the exercise of this Warrant such number of its shares of Common Stock as shall from time to time be sufficient to effect the exercise of this Warrant and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the exercise of this Warrant, in addition to such other remedies as shall be available to Holder, the Company shall use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

3.2     No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant.

3.3     Listing. The Company shall promptly upon the written request of the Holder secure the listing of the shares of Common Stock issuable upon exercise of the Warrant upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance upon exercise of this Warrant) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable upon the exercise of this Warrant; and the Company shall so list on each national securities exchange or automated quotation system, as the case may be, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.

3.4     Fractional Shares. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant. If the exercise of this Warrant would result in a fractional share of Common Stock, such fractional share shall be paid in cash in an amount equal to such fraction multiplied by the Fair Market Value of one Share.

Section 4.     ANTIDILUTION PROVISIONS.  In order to prevent dilution of the purchase rights granted under this Warrant, the Warrant Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 4.

4.1     Adjustment to Warrant Price Upon Issuance of Common Stock.  Except as provided in Section 4.2 and except in the case of an event described in either Section 4.4 or Section 4.5 , if the Company shall, at any time or from time to time after the Original Issue Date, issue or sell, or in accordance with Section 4.3 is deemed to have issued or sold, any shares of Common Stock without consideration or for consideration per share less than the Warrant Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), the Warrant Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced to a Warrant Price equal to the quotient obtained by dividing:

(a)     the sum of (A) the product obtained by multiplying the Common Stock Outstanding (as defined herein) immediately prior to such issuance or sale (or deemed issuance or sale) by the Warrant Price then in effect plus (B) One Hundred and Twenty-Five Percent (125%) of the aggregate consideration, if any, received by the Company upon such issuance or sale (or deemed issuance or sale); by

(b)     the sum of (A) the Common Stock Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of shares of Common Stock issued or sold (or deemed issued or sold) by the Company in such issuance or sale (or deemed issuance or sale).

Notwithstanding anything in this Warrant to the contrary, in no event shall any adjustment be made to the Warrant Price pursuant to this Section 4 that results in an increase to the Warrant Price.

4.2     Exceptions To Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Warrant Price with respect to any Excluded Issuance (as defined herein).

4.3     Effect of Certain Events on Adjustment to Warrant Price. Subject to Section 4.2, for purposes of determining the adjusted Warrant Price under Section 4.1 hereof, the following shall be applicable:

(a)     Issuance of Options. If the Company shall, at any time or from time to time after the Original Issue Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Options (as defined herein), whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 4.3(d)) for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options is less than the Warrant Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting or sale of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Warrant Price under Section 4.1) at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 4.1) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of all such Options, plus (y) the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options. Except as otherwise provided in Section 4.3(c), no further adjustment of the Warrant Price shall be made upon the actual issuance of Common Stock or of Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of Convertible Securities issuable upon exercise of such Options.

(b)     Issuance of Convertible Securities. If the Company shall, at any time or from time to time after the Original Issue Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 4.3(d)) for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than the Warrant Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Warrant Price pursuant to Section 4.1), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 4.1) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 4.3(c), (A) no further adjustment of the Warrant Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities and (B) no further adjustment of the Warrant Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Warrant Price have been made pursuant to the other provisions of this Section 4.3.

(c)     Change in Terms of Options or Convertible Securities. Upon any change in any of (A) the total amount received or receivable by the Company as consideration for the granting or sale of any Options or Convertible Securities referred to in Section 4.3(a) or Section 4.3(b) hereof, (B) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of any Options or upon the issuance, conversion or exchange of any Convertible Securities referred to in Section 4.3(a) or Section 4.3(b) hereof, (C) the rate at which Convertible Securities referred to in Section 4.3(a) or Section 4.3(b) hereof are convertible into or exchangeable for Common Stock, or (D) the maximum number of shares of Common Stock issuable in connection with any Options referred to in Section 4.3(a) hereof or any Convertible Securities referred to in Section 4.3(b) hereof (in each case, other than in connection with an Excluded Issuance), then (whether or not the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to the Warrant Price pursuant to this Section 4) the Warrant Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Warrant Price which would have been in effect at such time pursuant to the provisions of this had such Options or Convertible Securities still outstanding provided for such changed consideration, conversion rate or maximum number of shares, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment or readjustment the Warrant Price then in effect is reduced.

(d)     Calculation of Consideration Received. If the Company shall, at any time or from time to time after the Original Issue Date, issue or sell, or is deemed to have issued or sold in accordance with Section 4.3, any shares of Common Stock, Options or Convertible Securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by the Company shall be the Fair Market Value of such consideration; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Company, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the Fair Market Value of such portion of the aggregate consideration received by the Company in such transaction as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued in such transaction; or (D) to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the Fair Market Value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued to such owners.

(e)     Record Date. For purposes of any adjustment to the Warrant Price or the number of Shares in accordance with this Section 4, in case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(f)     Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among the Company and its wholly-owned subsidiaries) shall be considered an issue or sale of Common Stock for the purpose of this .

4.4     Adjustment to Warrant Price and Shares Upon Dividend, Subdivision or Combination of Common Stock. If the Company shall, at any time or from time to time after the Original Issue Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Warrant Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Shares issuable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall be proportionately increased and the number of Shares issuable upon exercise of this Warrant shall be proportionately decreased. Any adjustment under this Section 4.4shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

4.5     Adjustment to Warrant Price and Shares Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 4.4), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of this Section 4 hereof shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Warrant Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Shares acquirable upon exercise of this Warrant without regard to any limitations or restrictions on exercise, if the value so reflected is less than the Warrant Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 4.5shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and reasonably satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 4.5, the Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 1 instead of giving effect to the provisions contained in this Section 4.5with respect to this Warrant.

4.6     Certain Events. If any event of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the Warrant Price and the number of Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 4; provided, that no such adjustment pursuant to this Section 4.6 shall increase the Warrant Price or decrease the number of Shares issuable as otherwise determined pursuant to this Section 4.

4.7     Certificate as to Adjustment.

(a)     As promptly as reasonably practicable following any adjustment of the Warrant Price, but in any event not later than five business days thereafter, the Company shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(i)     As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than five business days thereafter, the Company shall furnish to the Holder a certificate of an executive officer certifying the Warrant Price then in effect and the number of Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

4.8     Definitions. For the purposes of this Section 4, the following terms have the respective meanings set forth below:

“Common Stock Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time; provided, that Common Stock Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its controlled subsidiaries.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Excluded Issuances” means any issuance or sale (or deemed issuance or sale in accordance with Section 4.3) by the Company after the Original Issue Date of: (a) shares of Common Stock issued upon the exercise of this Warrant; (b) shares of Common Stock (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations) or Options issued to directors, officers, employees, or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company, in each case authorized by the Board and, if applicable, the stockholders of the Company; (c) shares of Common Stock (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations) issued directly or upon the exercise of the Options described in clause (b) above; (d) any securities issued pursuant to the Company’s Second Amended and Restated Rights Agreement (the “Rights Agreement”) by and between the Company and Computershare Trust Company, N.A., as Rights Agent, as amended from time to time, or any “poison pill” or similar stockholder rights plan now or hereafter in effect; or (e) Non-Participating Shares; provided that this clause (e) shall terminate as to any portion of this Warrant upon the transfer of such portion of this Warrant by Holder to a third party.

“Non-Participating Shares” means Options or shares of Common Stock issued by the Company where the Holder or its affiliates have a right to acquire their pro rata share (based on Common Stock outstanding at the time of issuance) of such Options or Common Stock being issued and such Holder or its affiliates elect not to acquire their pro rata share (based on Common Stock outstanding at the time of issuance) of such Options or Common Stock.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

Section 5.     RIGHTS PRIOR TO EXERCISE OF WARRANT.

This Warrant does not entitle Holder to any of the rights of a stockholder of the Company, including without limitation, the right to receive dividends or other distributions, to exercise any preemptive rights, to vote, or to consent or to receive notice as a stockholder of the Company. If, however, at any time prior to the expiration of this Warrant and prior to its exercise, any of the following events shall occur:

(a)     the Company shall declare any dividend payable in any securities upon its shares of Common Stock or make any distribution (other than a regular cash dividend) to the holders of its shares of Common Stock; or

(b)     the Company shall offer to the holders of its shares of Common Stock any additional shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock or any right to subscribe for or purchase any of such additional shares of Common Stock or securities;

(c)     a capital reorganization, reclassification of the capital stock, dissolution, liquidation or winding up of the Company, whether voluntary or involuntary (other than in connection with a consolidation, merger, sale, transfer or lease of all or substantially all of its property, assets, and business as an entirety), shall be proposed and action by the Company with respect to such reorganization, reclassification, dissolution, liquidation or winding up has been approved by the Company’s Board of Directors;

(d)     the Company proposes to effect a public offering of its shares of common stock pursuant to a registration statement under the Securities Act of 1933,

then in any one or more of said events the Company shall give notice in writing of such event to Holder at his last address as it shall appear on the Company’s records at least 20 days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividends, distribution, or subscription rights, or for the determination of stockholders entitled to vote on such proposed dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to publish, mail or receive such notice or any defect in such notice or in the publication or mailing of such notice shall not affect the validity of any action taken in connection with such dividend, distribution or subscription rights, or such proposed dissolution, liquidation or winding up.

Section 6.      REGISTRATION RIGHTS Agreement. All Shares issuable upon exercise of this Warrant are subject to, and have the benefit of, that certain Registration Rights Agreement, dated September 6, 2013, between Holder and the Company (the “Registration Rights Agreement”).

Section 7.     SUCCESSORS AND ASSIGNS.

The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and Holder and their respective successors and permitted assigns.

Section 8.     RESTRICTED SECURITIES.

In order to enable the Company to comply with the Securities Act and applicable state laws, the Company may require as a condition of the transfer or exercise of this Warrant, Holder to give written assurance reasonably satisfactory to the Company that the Warrant, or in the case of an exercise of this Warrant the Shares subject to this Warrant, are either being acquired for his own account, for investment only, with no view to the distribution of the same, or that any disposition of all or any portion of this Warrant or the Shares issuable upon the due exercise of this Warrant shall not be made, unless and until:

(a)     There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)     Holder has notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and Holder has furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition shall not require registration of such securities under the Securities Act and applicable state law.

Holder acknowledges that this Warrant is, and each of the shares of Common Stock issuable upon the due exercise of this Warrant shall be, a restricted security, that it understands the provisions of Rule 144 of the Securities and Exchange Commission, and that the certificate or certificates evidencing such shares of Common Stock shall bear a legend substantially similar to the following:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THESE SECURITIES UNDER THE SAID ACT OR LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT REGISTRATION IS NOT REQUIRED THEREUNDER.”

Section 9.     REPLACEMENT ON LOSS.

Upon receipt by the Company of reasonably satisfactory evidence of the ownership of and the loss, theft, destruction, or mutilation of any Warrant, and (i) in the case of loss, theft, or destruction, upon receipt by the Company of a reasonable indemnity satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity), or (ii) in the case of mutilation, upon receipt of such Warrant and upon surrender and cancellation of such Warrant, the Company shall execute and deliver in lieu of such Warrant a new Warrant representing the right to purchase an equal number of Shares.

Section 10.     PAYMENT OF EXPENSES.

The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Shares to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid; and provided, further that the Company shall not be responsible for any income or similar taxes payable by Holder with respect to the issuance or delivery of Shares upon exercise of this Warrant.

Section 11.     ACCREDITED INVESTOR.

Holder hereby represents and warrants that it is an “accredited investor” as that term is defined in Regulation D promulgated pursuant to the Securities Act. Holder hereby acknowledges that but for the aforesaid representation the Company would not issue this Warrant to Holder.

Section 12.     Notices.

All notices, requests, consents, demands and other communications required or permitted under this Warrant shall be in writing, unless otherwise specifically provided in the Warrant, and shall be deemed sufficiently given or furnished if delivered by personal delivery, by facsimile, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to the Company at the address of the Company specified below and to the Holder at the address specified below (unless changed by similar notice in writing given by the particular person whose address is to be changed). Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal business hours at the address provided herein, (b) in the case of facsimile, upon receipt, or (c) in the case of registered or certified United States mail, three days after deposit in the mail.

If to the Company:

SWK Holdings Corporation

15770 North Dallas Parkway

Suite 1290

Dallas, Texas 75248

Attention: J. Brett Pope, Chief Executive Officer

Facsimile: (972) 687-7255

With a copy to (which shall not constitute notice):

Holland & Knight LLP

300 Crescent Court, Suite 1100

Dallas, Texas 75201

Attention: Ryan Magee

Facsimile: (214) 964-9501

If to the Holder:

c/o Carlson Capital, L.P.

2100 McKinney Avenue

Suite 1800

Dallas, Texas 75201

Attention: Christopher W. Haga; and G. Thomas Cason, III, General Counsel’s Office

Facsimile: (214) 932-9712

Section 13.      No Third Party Beneficiaries.

This Warrant is not intended to be for the benefit of, and shall not be enforceable by, any person or entity not a party hereto.

Section 14.      Specific Performance.

Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction. The rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

Section 15.     No Waiver.

No failure or delay (whether by course of conduct or otherwise) by a party in exercising any right, power or remedy that such party may have under the Warrant shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by a party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of the Warrant and no consent to any departure therefrom shall ever be effective unless it is in writing, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any party shall in any case entitle any party to any other or further notice or demand in similar or other circumstances. This Warrant sets forth the entire understanding between the Parties hereto with respect to the transactions contemplated herein and supersede all prior discussions and understandings with respect to the subject matter hereof, and no waiver, consent, release, modification or amendment of or supplement to this Warrant shall be valid or effective against any party hereto unless the same is in writing and signed by such party.

Section 16.     Governing Law; Submission to Process.

This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party hereby irrevocably (a) submits itself to the non-exclusive jurisdiction of the state and federal courts sitting in Dallas County, Texas, (b) agrees and consents that service of process may be made upon it in any legal proceeding relating to the Warrant by any means allowed under Delaware or federal law, and (c) waives any objection that it may now or hereafter have to the venue of any such proceeding being in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 17.      Severability. If any term or provision of this Warrant shall be determined to be illegal or unenforceable all other terms and provisions of this Warrant shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

Section 18.      Counterparts; Fax.

This Warrant may be separately executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Warrant. This Warrant may be validly executed and delivered in counterparts exchanged via facsimile, electronic mail in portable document format (.pdf) or other electronic transmission, each of which counterparts shall be deemed originals for all purposes.

Section 19.     Waiver of Jury Trial, Punitive Damages, etc.

Each party hereby knowingly, voluntarily, intentionally, and irrevocably (a) waives, to the maximum extent not prohibited by law, any right it may have to a trial by jury in respect of any litigation based hereon, or directly or indirectly at any time arising out of, under or in connection with the Warrant or any transaction contemplated thereby or associated therewith, before or after maturity; (b) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any “Special Damages” as defined below, (c) certifies that no party hereto nor any representative or agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and (d) acknowledges that it has been induced to enter into this Warrant and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section. As used in this Section, “Special Damages” includes all special, consequential, exemplary, or punitive damages (regardless of how named), but does not include any payments or funds which any party hereto has expressly promised to pay or deliver to any other party hereto.

Section 20.     Entire Agreement.

This Warrant, together with all exhibits and schedules to this Warrant, constitutes the entire agreement and understanding of the Parties with respect to the subject matter of this Warrant and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter of this Warrant.

Section 21.     EXPIRATION.

The right to exercise this Warrant shall expire at 5:00 p.m., New York, New York time, on September 6, 2020, after which the portion of this Warrant not exercised prior thereto shall be and become void.

Section 22.     RIGHTS AGREEMENT.

The Company acknowledges that the Holder has been designated as an Exempt Person (as defined under the Rights Agreement) by the Company’s Board of Directors for purposes of the Rights Agreement with respect to acquisitions by the Holder and its Affiliates (as defined under the Rights Agreement) of additional shares of Common Stock through the exercise of the Warrant. The Company agrees that it will not revoke the foregoing designation so long as Double Black Diamond, L.P. and/or its Affiliates hold the Warrant.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Warrant under seal as of the date first written above.

SWK HOLDINGS CORPORATION

By:	/s/ J. Brett Pope
Name: J. Brett Pope
Title: Chief Executive Officer

NOTICE OF EXERCISE

To: SWK Holdings Corporation

The undersigned hereby subscribes for and exercises the right to acquire _____________ shares of Common Stock of the Company (or such number of other securities or property to which the undersigned is entitled in lieu thereof or in addition thereto under the provisions of the accompanying Warrant) and is hereby remitting payment in the form of the following (check applicable box):

☐	the enclosed bank draft, certified check or money order in lawful money of the United States of America payable to the Company; or

☐	wire transfer of immediately available funds to the account designated by the Corporation.

2.     The shares of Common Stock (or other securities or property) are to be registered as follows:

Name:
(print clearly)

Address in full:

Number of shares of Common Stock:

3.     Such securities should be sent by courier to:

Name:
(print clearly)

Address in full:

4.             ☐     Pursuant to Section 1.5 of the Warrant, this exercise is conditional upon the consummation of the following:

Dated:

(Signature must conform to name of holder
as specified on the face of the Warrant)

FORM OF ASSIGNMENT
(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto ________, federal taxpayer identification number __________________, whose address is _________________, the right represented by the within Warrant to purchase __________ shares of Common Stock of SWK Holdings Corporation to which the within Warrant relates, and appoints _________________________ Attorney to transfer such right on the books of SWK Holdings Corporation with full power of substitution in the premises.

Dated:

(Signature must conform to name of holder
as specified on the face of the Warrant)

(Address)

CASH BASED SETTLEMENT AGREEMENT

The undersigned hereby agree that, effective as of [________], this Warrant shall be deemed exercised with respect to _____________ shares of Common Stock of the Company in accordance with the cash based settlement provisions of Section of the Warrant.

The cash value of such shares of Common Stock (in the agreed amount of $_______) is to be wired to the following account:

Name:
(print clearly)

Name of Bank:

ABA Number of Bank:

Account Number:

Dated:	SWK HOLDINGS CORPORATION

	By:	/s/
Name:
Title:

Dated:
/s/
(Signature must conform to name of holder
as specified on the face of the Warrant)